                                                                 EXHIBIT (A)(1)

                                   OFFER BY

                              RUBY TUESDAY, INC.

                     TO PURCHASE FOR CASH UP TO 1,000,000
                          SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT IN EXCESS OF $22.00
                        NOR LESS THAN $20.00 PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
            5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 2, 1997,
                         UNLESS THE OFFER IS EXTENDED.

  Ruby Tuesday, Inc., a Georgia corporation (the "Company"), hereby invites its shareholders to tender up to 1,000,000 shares of its Common Stock, $0.01 par value per share (the "Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement between the Company and AmSouth Bank of Alabama (together, the Common Stock and the Rights are referred to as the "Shares") to the Company at prices, not in excess of $22.00 nor less than $20.00 per Share, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not in excess of $22.00 nor less than $20.00 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will purchase up to 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. Each shareholder who has properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the shareholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer. In the event that prior to 5:00 p.m., New York City time, on Monday, June 2, 1997, or such later time and date to which the Offer may be extended by the Company, a greater number of Shares are properly tendered and not withdrawn at or below the Purchase Price than will be accepted for purchase by the Company, the Company will accept Shares for purchase first from Shares properly tendered at or below the Purchase Price by any shareholder who, on the date of tender, beneficially holds fewer than 100 Shares ("Odd Lot Holder") and who tenders all Shares beneficially owned by such Odd Lot Holder and then from all other Shares tendered at or below the Purchase Price on a pro rata basis. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

  The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol RI. On April 30, 1997, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE was $19.875. Shareholders are urged to obtain current market quotations for the Shares. See Section 6.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of his Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and all other required documents to Harris Trust Company of New York (the "Depositary") and either deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 2, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if he desires to tender such Shares.

  Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or Notice of Guaranteed Delivery may be directed to D. F. King & Co., Inc. (the "Information Agent") or the Dealer Manager at their respective addresses and the telephone numbers set forth on the back cover of this Offer to Purchase.



                     The Dealer Manager for the Offer is:

                         WHEAT, FIRST SECURITIES, INC.

              The date of this Offer to Purchase is May 2, 1997.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE OFFER.................................................................   2
   1. NUMBER OF SHARES; PRORATION.........................................   2
   2. PROCEDURE FOR TENDERING SHARES......................................   4
   3. WITHDRAWAL RIGHTS...................................................   6
   4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE......   7
   5. CERTAIN CONDITIONS OF THE OFFER.....................................   8
   6. PRICE RANGE OF SHARES; DIVIDENDS....................................   9
   7. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER...  10
   8. SOURCE AND AMOUNT OF FUNDS..........................................  11
   9. CERTAIN INFORMATION CONCERNING THE COMPANY..........................  11
  10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
      ARRANGEMENTS CONCERNING THE SHARES..................................  16
  11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.........................  16
  12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................  16
  13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.....................  18
  14. FEES AND EXPENSES...................................................  19
  15. MISCELLANEOUS.......................................................  19
  SCHEDULE A--CERTAIN TRANSACTIONS INVOLVING SHARES

To the Holders of Common Stock of
Ruby Tuesday, Inc.

                                 INTRODUCTION

  Ruby Tuesday, Inc., a Georgia corporation (the "Company"), hereby invites its shareholders to tender shares of its Common Stock, $0.01 par value per share (the "Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement between the Company and AmSouth Bank of Alabama (together, the Common Stock and the Rights are referred to as the "Shares"), to the Company at a price, not in excess of $22.00 nor less than $20.00 per Share, specified by such shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not in excess of $22.00 nor less than $20.00 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will purchase up to 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer. The Board of Directors of the Company has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

  All shareholders who have properly tendered and not withdrawn their Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the shareholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein. If, prior to the Expiration Date (as defined in Section 1), more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not withdrawn, the Company will accept Shares for purchase first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price. If any shareholder tenders Shares held by him and does not wish to have such Shares purchased pursuant to the Offer subject to proration, such shareholder may tender Shares subject to the condition that a designated number or none of such Shares be purchased in the event of proration. See Sections 1 and 2. The Company will return all Shares not purchased under the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. In addition, the Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

  As of April 28, 1997, there were outstanding 17,623,083 Shares. The 1,000,000 Shares that the Company is offering to purchase represent approximately 5.7% of the Shares outstanding at that date. The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol RI. On April 30, 1997, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price was $19.875. Shareholders are urged to obtain current market quotations for the Shares. See Section 6.

  Any Shares acquired by the Company pursuant to the Offer will be cancelled and will be returned to the status of authorized but unissued shares of Common Stock. Such Shares will be available for reissuance by the Company without further shareholder action for general or other corporate purposes, including stock options and other employee benefit plans, stock splits or dividends, acquisitions and the raising of additional capital for use in the Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such shares.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to 1,000,000 Shares, or such lesser number of Shares as are properly tendered at or below the Purchase Price at or prior to the Expiration Date (as defined herein), and not withdrawn in accordance with Section 3. The term "Expiration Date" means 5:00 p.m., New York City time, on June 2, 1997, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 13. If the Offer is oversubscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

  The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will determine a single per Share Purchase Price that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by the tendering shareholders. The Company will purchase up to 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. In addition, the Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer.

  If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 13, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must specify the price, not in excess of $22.00 nor less than $20.00 per Share, at which such shareholder is willing to have Shares purchased by the Company. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not in excess of $22.00 nor less than $20.00 per Share) that will allow it to purchase up to 1,000,000 Shares properly tendered and not withdrawn by the Expiration Date. As promptly as practicable thereafter, the Company will publicly announce the Purchase Price, and upon the terms and subject to the conditions of the Offer (including the proration provisions described herein), all shareholders who have properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price for all Shares purchased. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

  If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is less than or equal to 1,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to this Offer) the Company will, upon the terms and subject to the conditions of this Offer, purchase at the Purchase Price all Shares so tendered.

  If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is greater than 1,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price 1,000,000 Shares (or such greater number of Shares) in the following order of priority: (i) Odd Lots (as hereinafter defined), (ii) Shares unconditionally tendered at or below the Purchase Price by the Expiration Date on a pro rata basis (with adjustments to avoid the purchase of fractional Shares), and (iii) Shares conditionally tendered at or below the Purchase Price by the Expiration Date selected by lot. See the discussion below for further information relating to conditional tenders of Shares.

  For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered, in accordance with the procedures set forth in Section 2, by the Expiration Date at prices at or below the Purchase Price and not withdrawn, by or on behalf of shareholders ("Odd Lot Holders") who, on the date of tender, beneficially hold fewer than 100 Shares. As set forth above, Odd Lots will be accepted for purchase before any proration. In order to qualify for this preference, an Odd Lot Holder must properly tender at a price at or below the Purchase Price all Shares beneficially owned by him and must not make a conditional tender. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Holder wishing to tender all Shares beneficially owned free of proration must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd-lot discounts otherwise payable on a sale of their Shares in a NYSE transaction.

  The Company reserves the right, but will not be obligated, to purchase all Shares properly tendered and not withdrawn, at or below the Purchase Price, by any shareholder who has so tendered all Shares owned beneficially or of record and as a result of any proration would then own an aggregate of fewer than 100 Shares. In addition, the Company reserves the right, but will not be obligated, to purchase in excess of 1,000,000 Shares pursuant to the Offer to avoid proration.

  As described in Section 12, the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. If any shareholder tenders Shares held by him and does not wish to have such Shares subject to proration before purchase, such shareholder may tender Shares subject to the condition that at least a designated minimum number or none of such Shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to determine the minimum number of Shares to be tendered. Shareholders should consult their tax advisors with respect to the effects of proration of the Offer and the advisability of making a conditional tender. See Section 12.

  If as a result of proration the number of Shares to be purchased from any shareholder making a conditional tender is reduced below the minimum number specified by such shareholder, such tender will automatically be regarded as withdrawn, except as provided below, and all Shares tendered by such shareholder will be returned as promptly as practicable after the Expiration Date at the Company's expense. If so many conditional tenders are withdrawn that the total number of Shares available for purchase by the Company falls below the number of

Shares that the Company has determined to purchase pursuant to the Offer, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been withdrawn, to enable the Company to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

2. PROCEDURE FOR TENDERING SHARES

  Proper Tender of Shares. To validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and either (a) certificates for the Shares to be tendered must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

  In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares pursuant to the Offer must indicate, in the box captioned "Price (In Dollars) Per Share at Which Shares Are Being Tendered" in the Letter of Transmittal, the price (in multiples of $0.125) at which such Shares are being tendered. If a shareholder desires to tender Shares in separate lots at a different price for each lot, such shareholder must complete a separate Letter of Transmittal for each lot and price at which he is tendering Shares. The same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. In order to tender Shares properly, a price box, but only one price box, on each Letter of Transmittal must be checked.

  In addition, Odd Lot Holders who tender all their Shares must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1. Shareholders desiring to make a conditional tender of their Shares must complete the box captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with by the tendering shareholder. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 2, includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith, and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signatory of a Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

  Method of Delivery. The method of delivery of Shares and all other required documents is at the option and risk of the tendering shareholder. If certificates for Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders are required to submit a Form W-8 in order to avoid backup withholding.

EACH SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO WHETHER SUCH SHAREHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

  (i)   such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (indicating the price at which the Shares are being tendered) is received by the Depositary (as provided below) by the Expiration Date; and

  (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  Salary Deferral Plan Beneficiaries. If a shareholder desires to tender such shareholder's Salary Deferral Plan Shares pursuant to the Offer, such shareholder must instruct the Trustee of the Salary Deferral Plan to tender such Shares by properly completing, duly executing and returning to the trustee the Instruction Form sent to such shareholder by the Trustee. The Trustee will aggregate all such tenders and execute the requisite number of Letters of Transmittal on behalf of all beneficiaries. DELIVERY OF A LETTER OF TRANSMITTAL BY A SHAREHOLDER OF SALARY DEFERRAL PLAN SHARES DOES NOT CONSTITUTE PROPER TENDER OF SALARY DEFERRAL PLAN SHARES. PROPER TENDER OF SALARY DEFERRAL PLAN SHARES CAN ONLY BE MADE BY THE TRUSTEE, WHO IS THE RECORD OWNER OF SUCH SHARES.

  If a shareholder desires to tender non-Salary Deferral Plan Shares, as well as Salary Deferral Plan Shares, such shareholder must properly complete and duly execute a Letter of Transmittal for such Shares and deliver such Letter of Transmittal directly to the Depositary as well as following the directions above for tendering Salary Deferral Plan Shares. The trustee cannot include non-Salary Deferral Plan Shares in its Letter(s) of Transmittal.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

  Tender Constitutes an Agreement. The proper tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the offer and a binding agreement between the tendering shareholder and the Company.

  It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender shares for such shareholder's own account unless, at the time of the tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of
(a) Shares tendered or (b) other securities immediately convertible into, or exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 promulgated under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer as well as his representation and warranty that (A) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (B) the tender of such Shares complies with Rule 14e-4 promulgated under the Exchange Act.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on June 30, 1997.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 2, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following any of the procedures described in Section 2.

  If, as a result of proration, the number of Shares to be purchased from any shareholder making a conditional tender is reduced below the minimum number specified by such shareholder, such tender will automatically be regarded as withdrawn.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3 subject to Rule 13e-4(f)(5) under the Exchange Act which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Offer (including proration), and promptly after the Expiration Date, the Company will determine a single per Share Purchase Price (not in excess of $22.00 nor less than $20.00 per Share) that it will pay for Shares properly tendered and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company will accept for payment up to 1,000,000 Shares, or such lesser number of Shares, as provided in Section 1, as are properly tendered and not withdrawn at or below the Purchase Price, as soon as practicable after the Expiration Date. Following the determination of the Purchase Price, the Company will announce the Purchase Price, and payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents.

  For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares to be purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Company and transmitting such payments to tendering shareholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately five NYSE trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained within such Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholder. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise. In addition, if certain events occur, the Company may not be obligated to purchase the Shares pursuant to the Offer. See Section 5.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if Shares not tendered or not accepted for purchase are to be registered in the name of any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

5. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered, if at any time on or after May 2, 1997, but on or before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

  (a) There shall have occurred (i) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions, (v) a decline in the last sales price of the Shares of more than 15% as reported on the NYSE measured from the close of business on May 2, 1997, (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that has or may have material adverse significance with respect to the Company's business, operations or prospects or the trading in the Shares, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies of more than 15%, measured from the close of business on May 2, 1997; or

  (b) There shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or regulatory or administrative agency, domestic or foreign, (i) challenging or seeking to make illegal, or delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, financial condition, income, operations or prospects of the Company or its subsidiaries taken as a whole or has or may materially impair the contemplated benefits of the Offer to the Company; or

  (c) There shall have been any action threatened, pending or taken or approval withheld or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, governmental authority or regulatory or administrative agency, domestic or foreign, that, in the sole judgment of the Company might, directly or indirectly, result in any of the consequences referred to in clauses (i) or
(ii) of paragraph (b) above; or

  (d) A tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or

  (e) Any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or

  (f) Any change or changes shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgement of the Company, have or may have material adverse significance with respect to the Company or its subsidiaries.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section shall be final and binding on all parties.

6. PRICE RANGE OF SHARES; DIVIDENDS

  Prior to March 9, 1996, the common stock of Morrison Restaurants Inc. ("Morrison") was traded on the NYSE under the ticker symbol RI. On March 9, 1996, Morrison distributed (the "Distribution") to its shareholders all of the common stock of two of its wholly-owned subsidiaries. See Section 9. In connection with the Distribution, Morrison effected a one-for-two reverse stock split and changed its name to Ruby Tuesday, Inc. The common stock for Ruby Tuesday, Inc. continues to be traded under the same ticker symbol, RI. The following table sets forth the reported high and low prices for each quarter during fiscal 1997, 1996 and 1995 for (i) common stock of Morrison prior to the Distribution, not adjusted for either the Distribution or the reverse stock split; and (ii) the common stock of Ruby Tuesday, Inc. after the Distribution and the reverse stock split.

                         AS MORRISON RESTAURANTS INC.

                                                                   HIGH   LOW
                                                                  ------ ------
      FISCAL 1995:
      First Quarter.............................................. $25.88 $20.88
      Second Quarter.............................................  29.75  24.88
      Third Quarter..............................................  27.88  22.88
      Fourth Quarter.............................................  26.88  20.88
      FISCAL 1996:
      First Quarter.............................................. $25.75 $19.13
      Second Quarter.............................................  20.63  15.50
      Third Quarter..............................................  17.38  12.50

                             AS RUBY TUESDAY, INC.

                                                                   HIGH   LOW
                                                                  ------ ------
      FISCAL 1996:
      Fourth Quarter............................................. $23.00 $17.25
      FISCAL 1997:
      First Quarter.............................................. $22.88 $19.38
      Second Quarter.............................................  22.00  15.75
      Third Quarter..............................................  19.00  16.25
      Fourth Quarter (Through April 23, 1997)....................  19.38  17.00

  On April 30, 1997, the last full trading day of the NYSE prior to the announcement of the Offer, the closing per Share sales price for the Company on the NYSE Composite Tape was $19.875.

  SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  The Board of Directors of the Company has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources. The Offer provides shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash at a price at or in excess of current market prices at the date the Offer was announced without the usual transaction costs associated with market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. In addition, the shareholders owning fewer than 100 shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in a NYSE transaction. Shareholders who determine not to accept the Offer will realize a proportionate increase in their equity interest in the Company if the Shares are purchased pursuant to the Offer.

  Shares acquired by the Company pursuant to the Offer will be cancelled and will return to the status of authorized but unissued shares of Common Stock. Such Shares will be available for reissuance by the Company without further shareholder action for general or other corporate purposes, including stock options and other employee benefit plans, stock splits or dividends, acquisitions, and the raising of additional capital for use in the Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such shares.

  As of April 28, 1997 the Company had issued and outstanding 17,623,083 Shares. The 1,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 5.7% of the Shares then outstanding. As of April 28, 1997, all executive officers and directors of the Company as a group beneficially owned an aggregate of 2,576,682 Shares, or approximately 14.6% of the outstanding Shares on such date. If the Company purchases 1,000,000 Shares pursuant to the Offer and no executive officer or director tenders Shares pursuant to the Offer, the Company's executive officers and directors as a group would beneficially own approximately 15.5% of such outstanding Shares.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and may reduce the number of shareholders. Nonetheless, it is anticipated that there still will be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based upon published guidelines, the Company does not believe that the purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to cease to be listed on the NYSE.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Securities and Exchange Commission (the "Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

  Although the Company has no current plans to acquire additional Shares, the Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 of the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial positions, the results of the Offer and general economic and market conditions.

8. SOURCE AND AMOUNT OF FUNDS

  If the Company were to purchase 1,000,000 Shares pursuant to the Offer at the maximum Purchase Price of $22.00 per Share, the Company expects that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, would be approximately $22,182,300. Consummation of the Offer is not conditioned upon the Company obtaining financing. The funds needed to purchase the Shares will be derived from the $50.0 million five-year revolving credit facility portion of the Company's $100.0 million credit facility (the "Credit Facility") under the Credit Agreement dated March 6, 1996 by and among the Company, the lenders listed therein, and SunTrust Bank, Atlanta. In addition, the Company may make additional borrowings under its current bank lines of credit, as needed. At April 28, 1997, the Company had committed lines of credit amounting to $25.0 million (of which $20.2 million remained available at that date). The Credit Facility provides the Company the option of borrowing at various interest rate options. At April 28, 1997, the Company had borrowings at interest rates ranging from 5.98% to 6.34%. The weighted average interest rate for the quarter ended March 1, 1997 was 5.93%. The Credit Facility provides for certain restrictions on incurring additional indebtedness and certain funded debt, net worth, and fixed charge coverage requirements. Provisions under the Credit Facility are not considered restrictive to normal operations or anticipated shareholder dividends.

9. CERTAIN INFORMATION CONCERNING THE COMPANY

  Prior to March 9, 1996, the Company was known as Morrison Restaurants Inc. ("Morrison"). Morrison operated three businesses in the food service industry. These businesses were organized into two operating groups: the Ruby Tuesday Group, consisting of the Company's casual dining concepts, and the Morrison Group which was comprised of Morrison's family dining restaurant and health care food and nutrition services businesses.

  On March 7, 1996, the shareholders of Morrison approved the distribution (the "Distribution") of its family dining restaurant business and its health care food and nutrition services business to its shareholders effective March 9, 1996. In conjunction with the Distribution, the Company reincorporated in the state of Georgia, effected a one-for-two reverse stock split of its common stock and changed its name to Ruby Tuesday, Inc.

  The Company is a corporation organized under the laws of the State of Georgia, with its principal executive offices located at 4721 Morrison Drive, Mobile, Alabama.

  The Company operates three separate and distinct casual dining concepts:
Ruby Tuesday, Mozzarella's and Tia's. As of March 1, 1997, the Company operated 386 casual dining restaurants in 33 states.

 Ruby Tuesday

  Ruby Tuesdays are casual, full-service restaurants with mahogany woods and whimsical artifacts, classic brass and Tiffany lamps which create a comfortable, nostalgic look and feel. Ruby Tuesday is the Company's primary growth vehicle with 319 units which are concentrated primarily in the Southeast, Northeast, Mid-

Atlantic and Midwest. While the concept has historically been mall-based, current development plans call for 85% of new units to be freestanding. Existing prototypes range in size from 4,300 to 5,600 square feet with seating for 180 to 210 guests. A new prototype measuring slightly below 4,000 square feet is being tested in order to enable Ruby Tuesday to more efficiently fill in existing markets and penetrate additional small markets.

 Mozzarella's Cafe

  Mozzarella's is a company-developed, full service restaurant with a menu that features a variety of pastas and thin-crust gourmet pizzas, along with made-from-scratch soups, entree salads and sandwiches, fresh seafood selections, prime steak and grilled chicken all prepared with signature recipes. With 48 Company-owned establishments, Mozzarella's are primarily located in the Southeast and Mid-Atlantic with particular concentration in the Washington, D.C. area, Florida and Virginia. New restaurants typically range in size from 4,200 to 4,500 square feet and seat 140 to 160 visitors.

 Tia's Tex-Mex

  Tia's, the Company's newest concept, is a full-service, casual dining restaurant. The decor is reminiscent of an authentic Mexican restaurant with chandeliers replicating those of an old Mexican hotel and colors, textures and artifacts that reflect the restaurants' genuine Southwestern heritage. Tia's menu items, which are all fresh and made from scratch, include an array of traditional Tex-Mex favorites such as: fajitas, enchiladas, tacos, nachos and quesadillas and a selection of unique grilled and sauteed dishes. The menu also provides the guest with a variety of appetizers and desserts. Chips are cooked fresh throughout the day and served with just-made salsa to every guest. The Company had 19 Tia's operational at March 1, 1997 which are located in the Southwest, Southeast and Mid-Atlantic regions.

  Summary Historical Financial Information. The following table sets forth certain summary consolidated historical financial information of the Company and its subsidiaries. The historical financial information at and for the fiscal years ended June 1, 1996, June 2, 1995, and June 4, 1994 has been summarized from the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 1, 1996. The financial information for the thirty-nine weeks ended March 1, 1997 and March 2, 1996 has been summarized from the unaudited consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the quarter ended March 1, 1997. The following summary historical financial information should be read in conjunction with and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes and other financial information. Copies of the foregoing reports may be obtained as described in Section 15 of this Offer.

                   SUMMARY HISTORICAL FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                            THIRTY-NINE
                            WEEKS ENDED           FISCAL YEAR END
                         ------------------  ---------------------------------
                         MARCH 1,  MARCH 2,  JUNE 1,      JUNE 2,     JUNE 4,
                           1997      1996      1996         1995        1994
                         --------  --------  --------     --------    --------
Revenues................ $486,205  $461,922  $620,134     $515,312    $459,039
                         --------  --------  --------     --------    --------
Operating costs and
 expenses:
  Cost of merchandise...  131,729   126,879   170,352      138,665     127,862
  Payroll and related
   costs................  158,045   155,765   209,007      169,881     151,270
  Other, net............  105,407   100,327   134,043      106,028      94,330
  Selling, general, and
   administrative.......   32,162    30,301    39,139       37,521      34,250
  Depreciation..........   28,378    25,642    34,131       26,634      23,353
  L&N conversion/closing
   costs................                                    19,727
  Interest expense, net.    3,088     3,515     4,637          744         160
  Loss on impairment of
   assets...............             25,881    25,881
  Restructure charges...              5,257     5,257
                         --------  --------  --------     --------    --------
                          458,809   473,567   622,447      499,200     431,225
                         --------  --------  --------     --------    --------
Income (loss) from
 continuing operations
 before income taxes....   27,396   (11,645)   (2,313)      16,112      27,814
Provision (benefit) for
 income taxes...........    9,726    (5,104)   (1,651)       5,027       9,707
                         --------  --------  --------     --------    --------
Income (loss) from
 continuing operations..   17,670    (6,541)     (662)      11,085      18,107
Loss from discontinued
 operations, net of
 applicable income
 taxes..................             (2,222)   (2,222)(1)   51,086(2)   26,577
                         --------  --------  --------     --------    --------
Net income (loss)....... $ 17,670  $ (8,763) $ (2,884)    $ 62,171    $ 44,684
                         ========  ========  ========     ========    ========
Per share data:
Primary earnings (loss)
 per common and common
 equivalent share:
  Continuing operations. $   0.99  $  (0.37) $  (0.03)    $   0.62    $   0.97
  Discontinued
   operations...........              (0.13)    (0.13)        2.84        1.42
                         --------  --------  --------     --------    --------
Earnings (loss) per
 common and common
 equivalent share....... $   0.99  $  (0.50) $  (0.16)    $   3.46    $   2.39
                         ========  ========  ========     ========    ========
Fully diluted earnings
 (loss) per common and
 common equivalent
 share.................. $   0.99  $  (0.50) $  (0.16)    $   3.46    $   2.39
                         ========  ========  ========     ========    ========
Cash dividends per
 share.................. $   0.00  $   0.54  $   0.54     $   0.70    $   0.66
                         ========  ========  ========     ========    ========
Ratio of earnings to
 fixed charges..........     2.03      1.72      2.13         1.63        2.26
                         ========  ========  ========     ========    ========
FINANCIAL DATA:
Working capital......... $(41,365) $(38,394) $(33,333)    $(44,780)   $(43,007)
Gross property, plant &
 equipment..............  497,077   423,648   443,475      387,070     288,306
Total assets............  414,146   375,467   381,116      484,051     408,453
Long-term debt..........   71,032    74,035    76,108       32,003       5,467
Shareholders' equity....  216,940   191,843   197,343      245,493     221,136
Book value per share....    12.32     11.02     11.30        14.22       12.53

--------
(1) Includes a pre-tax loss of $23.7 million recognized for costs associated with asset impairment and restructurings.
y(2) Includes a pre-tax gain of $46.8 million ($25.8 million net of tax) realized upon the sale of certain business and industry contracts and assets of Morrison Health Care, Inc., a business spun-off from the Company on March 9, 1997.

  Pro Forma Financial Information. The following unaudited pro forma consolidated financial information sets forth historical information as adjusted to give affect to (i) the purchase of 1,000,000 Shares at $20.00 per Share and (ii) the purchase of 1,000,000 Shares at $22.00 per share, utilizing proceeds from the Company's revolving Credit Facility to finance the purchases. The pro forma adjustments assume that the purchases occurred for purposes of the consolidated statements of income as of the first day of the period and for purposes of the condensed consolidated balance sheet as of its date. See "NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS" beginning on Page 15. The pro forma information does not purport to be indicative of the results which may be obtained in the future or which would actually have been obtained had the transactions and accompanying and related notes set forth in the Company's Annual Report on Form 10-K for the year ended June 1, 1996.

                                   PRO FORMA

               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                            THIRTY-NINE WEEKS ENDED
                                 MARCH 1, 1997                   YEAR ENDED JUNE 1, 1996
                         ---------------------------------    ----------------------------------
                                    1,000,000    1,000,000               1,000,000     1,000,000
                                    SHARES AT    SHARES AT               SHARES AT     SHARES AT
                                     $20.00       $22.00                  $20.00        $22.00
                                    PURCHASE     PURCHASE                PURCHASE      PURCHASE
                         HISTORICAL   PRICE        PRICE      HISTORICAL   PRICE         PRICE
                         ---------- ---------    ---------    ---------- ---------     ---------
Revenue.................  $486,205  $486,205     $486,205      $620,134  $620,134      $620,134
                          --------  --------     --------      --------  --------      --------
Operating costs and
 expenses:
  Cost of merchandise...   131,729   131,729      131,729       170,352   170,352       170,352
  Payroll and related
   costs................   158,045   158,045      158,045       209,007   209,007       209,007
  Other, net............   105,407   105,407      105,407       134,043   134,043       134,043
  Selling, general and
   administrative.......    32,162    32,162       32,162        39,139    39,139        39,139
  Depreciation..........    28,378    28,378       28,378        34,131    34,131        34,131
  Interest expense, net.     3,088     4,024(1)     4,117(1)      4,637     5,885(1)      6,009(1)
  Loss on impairment of
   assets...............                                         25,881    25,881        25,881
  Restructure charges...                                          5,257     5,257         5,257
                          --------  --------     --------      --------  --------      --------
                           458,809   459,745      459,838       622,447   623,695       623,819
                          --------  --------     --------      --------  --------      --------
Income (loss) from
 continuing operations
 before income taxes....    27,396    26,460       26,367        (2,313)   (3,561)       (3,685)
Provision (benefit) for
 income taxes...........     9,726     9,393(2)     9,360(2)     (1,651)   (2,098)(2)    (2,142)(2)
                          --------  --------     --------      --------  --------      --------
Income (loss) from
 continuing operations..  $ 17,670  $ 17,067     $ 17,007      $   (662) $ (1,463)     $ (1,543)
                          ========  ========     ========      ========  ========      ========
Per share data:
Primary earnings (loss)
 per common and common
 equivalent share from
 continuing operations..  $   0.99  $   1.01     $   1.01      $  (0.03) $  (0.09)     $  (0.09)
                          --------  --------     --------      --------  --------      --------
Ratio of earnings to
 fixed charges..........      2.03      1.98         1.98          2.13      2.03          2.02
Weighted average shares
 outstanding............    17,881    16,881       16,881        17,689    16,689        16,689
                          --------  --------     --------      --------  --------      --------

                         UNAUDITED PRO FORMA CONDENSED

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                    MARCH 1, 1997
                                       ----------------------------------------
                                                    1,000,000      1,000,000
                                                    SHARES AT      SHARES AT
                                                      $20.00         $22.00
                                       HISTORICAL PURCHASE PRICE PURCHASE PRICE
                                       ---------- -------------- --------------
Assets
  Cash and Short-Term Investments.....  $  9,216     $  9,216       $  9,216
  Receivables.........................     3,979        3,979          3,979
  Inventories.........................     9,075        9,075          9,075
  Deferred Income Taxes...............     4,313        4,313          4,313
  Other Current Assets................    10,057       10,057         10,057
                                        --------     --------       --------
    Total Current Assets..............    36,640       36,640         36,640
  Property and Equipment, Net.........   341,122      341,122        341,122
  Costs in Excess of Net Assets
   Acquired...........................    20,562       20,562         20,562
  Other Assets........................    15,822       15,822         15,822
                                        --------     --------       --------
    Total Assets......................  $414,146     $414,146       $414,146
                                        ========     ========       ========
Liabilities
  Current Liabilities.................  $ 78,005     $ 78,005       $ 78,005
  Long Term Debt......................    71,032       91,214(3)      93,214(3)
  Deferred Income Taxes...............    12,743       12,743         12,743
  Other Deferred Liabilities..........    35,426       35,426         35,426
                                        --------     --------       --------
                                         197,206      217,388        219,388
Shareholders' Equity..................   216,940      196,758(4)     194,758(4)
                                        --------     --------       --------
                                        $414,146     $414,146       $414,146
                                        ========     ========       ========
FINANCIAL DATA:
Working capital.......................  $(41,365)    $(41,365)      $(41,365)
Gross property, plant & equipment.....   497,077      497,077        497,077
Total assets..........................   414,146      414,146        414,146
Long-term debt........................    71,032       91,214         93,214
Shareholders' equity..................   216,940      196,758        194,758
Book value per share..................     12.32        12.20          12.08

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

The pro forma adjustments reflect:

  (1) the increase in interest expense resulting from the borrowings under the Company's revolving Credit Facility and bank lines of credit to finance the Share repurchases. The additional interest expense has been calculated at the assumed rate of 6.1852%;

  (2) the adjustment to the provision for income taxes to reflect the increased interest expense utilizing the Company's effective income tax rates of 35.5% and 35.8% (excluding effects of restructure and impairment charges) for the thirty-nine weeks ended March 1, 1997 and the fiscal year ended June 1, 1996, respectively;

  (3) the increase in long-term debt resulting from borrowings under the Company's revolving Credit Facility and bank lines of credit to finance the Share repurchases; and

  (4) the reduction in shareholders' equity resulting from the repurchase and retirement of the Company's Common Stock.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

  Except as set forth in Schedule A hereto, neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of the Company's or any of its subsidiaries' executive officers or directors or associates of any of the foregoing, has engaged in any transaction involving Shares during the period of forty business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of its executive officers or directors, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to Shares. See Section 14. None of the Company or, to the Company's knowledge, its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider various acquisition or divestiture opportunities), any change in its current Board of Directors or management, any material change in its current dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Articles of Incorporation or Bylaws, or causing a class of its equity securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The discussion below provides certain Federal income tax consequences of a sale of Shares pursuant to the Offer by a United States person (a United States citizen or resident alien, a domestic corporation, a domestic partnership or a domestic trust or estate). Certain shareholders (including insurance companies, tax-exempt organizations, financial institutions or insurance companies, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. This discussion does not reflect any tax laws of any jurisdiction other than the Federal income tax laws of the United States. Each shareholder should consult his own tax advisor as to the particular tax consequences to him of a sale of Shares pursuant to the Offer, including the applicability and effect of any state, local, foreign or other tax laws.

  The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" if the sale of Shares (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete redemption" of all of the stock of the Company owned by the shareholder or (c) is "not essentially equivalent to a dividend" with respect to the shareholder.

  The sale of Shares will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the shareholders satisfies the following three requirements:

    (i) after the sale, the shareholder owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

    (ii) the shareholder's percentage of the total outstanding voting stock immediately after the purchase is less than 80% of the shareholder's percentage of the total outstanding voting stock immediately before the purchase; and

    (iii) the shareholder's percentage of outstanding common stock (whether voting or non-voting) immediately after the purchase is less than 80% of the shareholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

  The sale of Shares will be deemed to result in a "complete redemption" if either (a) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (b) all the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive (and effectively waives) constructive ownership of any other Shares under procedures described in Section 302 of the Code.

  The sale of Shares may be "not essentially equivalent to a dividend" if the sale results in a "meaningful reduction" of the shareholder's proportionate interest in the Company. Whether the sale will be considered as "not essentially equivalent to a dividend" depends on the particular shareholder's facts and circumstances. Any shareholder intending to rely upon the "not essentially equivalent to a dividend" test should consult such shareholder's own tax advisor as to its application in the shareholder's particular situation.

  In determining whether any of the above tests are satisfied, a shareholder must take into account not only Shares which are actually owned by the shareholder, but also Shares which are constructively owned by the shareholder within the meaning of Section 318 of the Code.

  Under Section 318, a shareholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities. A shareholder is also deemed to own Shares which the shareholder has the right to acquire by exercise of an option or conversion or exchange of a security. An individual shareholder is considered to own Shares owned directly or indirectly by or for his spouse and his children, grandchildren and parents. In addition, a shareholder is considered to own a proportionate number of Shares owned by trusts or estates in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner and by corporations in which the shareholder owns directly or indirectly 50% or more in value of the stock. Similarly, shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities.

  If any of the above tests under Section 302 of the Code is satisfied, the shareholder will recognize a gain (or loss) in the amount by which the purchase price received by the shareholder pursuant to the Offer is greater (or less) than the shareholder's tax basis in the Shares sold. The recognized gain or loss will be capital gain or loss if the Shares are held as a capital asset, and will be long-term capital gain or loss if the Shares have been held for longer than one (1) year.

  If none of the above tests under Section 302 of the Code are satisfied, the shareholder may be treated as having received a dividend in the amount of the cash received for the Shares sold pursuant to the Offer. In the case of a dividend, the shareholder's tax basis in the Shares sold will not reduce the amount of the dividend.

  Proration of the Offer, pursuant to which fewer than all of the Shares tendered may be purchased by the Company, could adversely affect a shareholder's ability to satisfy the above tests under Section 302 of the Code. An increase in the number of Shares purchased by the Company could also adversely affect a shareholder's ability to satisfy these tests. As described above, the Company may increase the total number of Shares accepted by up to 2% of the outstanding Shares without prior notice and without extending the tender period. See Section 1 for information regarding proration and conditional tenders and Section 3 for information concerning withdrawals. Shareholders are urged to consult their tax advisors with respect to the effects of proration or an increase in the number of Shares purchased by the Company and with respect to the advisability of making a conditional tender or a withdrawal of Shares.

  A shareholder will be considered as having received a payment for Shares tendered pursuant to the Offer at the time a payment is received by the Depositary as agent for the shareholder.

  In general, any income which is treated as a dividend received by a domestic corporation pursuant to the rules described above will be eligible for certain percentage dividends-received deductions under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and the 46-day holding period requirement of Section 246 of the Code. Any amount treated as a dividend to a corporate shareholder may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Under Section 1059 of the Code, a corporate shareholder must reduce the tax basis of its stock (but not below zero) by the portion of any "extraordinary dividend" which is deducted under the dividends received deduction and, if such portion exceeds the shareholder's tax basis for the stock, must treat any such excess as additional gain on the subsequent sale or other disposition of such shares. Except as may otherwise be provided in regulations in the case of any redemption of stock which is not pro rata as to all shareholders, any amount treated as a dividend under the rules of Section 302 is treated as an extraordinary dividend regardless of the shareholder's holding period or the amount of the dividend. Corporate shareholders should consult their own tax advisors particularly as to the application of Section 1059 to the Offer.

  The Depositary will be required to withhold 31% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either (a) the shareholder provides the shareholder's taxpayer identification number and certifies under penalties of perjury that such number is correct; (b) the shareholder certifies that he is awaiting a taxpayer identification number; or
(c) an exception applies under applicable law and regulations. Therefore, unless such an exception exists and is proved in a manner satisfactory to the Company and the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included in the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding.

13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

  The Company expressly reserves the right, at any time or from time to time before the Expiration Date, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not accepted for payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company.

  The Company also expressly reserves the right, in its sole discretion, (i) to delay payment for any Shares not theretofore paid for, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in
Section 5, or (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase pursuant to the Offer.

  Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) of the Exchange
Act),
the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

14. FEES AND EXPENSES

  Wheat, First Securities, Inc. ("Wheat First") has been retained by the Company to act as Dealer Manager in connection with the Offer. Wheat First will receive a fee for its services as Dealer Manager of $0.06 for each Share purchased pursuant to the Offer. The Company has also agreed to reimburse Wheat First for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and disbursements of counsel, and to indemnify Wheat First against certain liabilities, including certain liabilities under the Federal securities laws.

  The Company has retained D. F. King & Co., Inc. to act as Information Agent and Harris Trust Company of New York to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary will make solicitations or recommendations in connection with the Offer. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

  The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

15. MISCELLANEOUS

  The Company is subject to the information requirement of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the Commission:
Northeast Regional Office, 7 Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material also should be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

                                          RUBY TUESDAY, INC.

May 2, 1997

                                  SCHEDULE A

                     CERTAIN TRANSACTIONS INVOLVING SHARES

  The Company and any individual director or executive officer of the Company named below have engaged in the transactions set forth below since March 10, 1997:

                                                        PRICE
                                          NUMBER         PER          NATURE OF
NAME                       DATE          OF SHARES      SHARE        TRANSACTION
----                  --------------     ---------     -------     ----------------
Ruby Tuesday, Inc.    March 11, 1997        1,216      $17.708           (A)
Ruby Tuesday, Inc.    March 13, 1997        8,700       17.375     Stock Repurchase
Ruby Tuesday, Inc.    March 13, 1997        1,400       17.125     Stock Repurchase
Ruby Tuesday, Inc.    March 17, 1997        7,000       17.250     Stock Repurchase
Ruby Tuesday, Inc.    March 17, 1997        2,500       17.125     Stock Repurchase
Ruby Tuesday, Inc.    March 19, 1997        1,700       17.250     Stock Repurchase
Ruby Tuesday, Inc.    March 20, 1997        3,400       17.250     Stock Repurchase
Ruby Tuesday, Inc.    March 24, 1997        1,500       17.375     Stock Repurchase
Ruby Tuesday, Inc.    March 26, 1997        4,700       17.250     Stock Repurchase
Ruby Tuesday, Inc.    March 27, 1997        4,600       17.250     Stock Repurchase
Ruby Tuesday, Inc.    March 28, 1997          385       17.358           (A)
Ruby Tuesday, Inc.    March 31, 1997        5,000       17.375     Stock Repurchase
Ruby Tuesday, Inc.    April 1, 1997         2,251       12.080           (A)
S.E. Beall, III       April 4, 1997       113,158       17.625           (B)
P.G. Hunt             April 4, 1997        16,409       17.625           (B)
M.S. Ingram           April 4, 1997        16,409       17.625           (B)
R.D. McClenagan       April 4, 1997        47,149       17.625           (B)
J.R. Mothershed       April 4, 1997        16,409       17.625           (B)
M.A. Naman            April 4, 1997         3,500       17.625           (B)
Ruby Tuesday, Inc.    April 11, 1997       25,000       18.500     Stock Repurchase
S.E. Beall, III       May 1, 1997           1,449       17.250           (C)
S.E. Beall, III       May 1, 1997             217           --           (D)
R.D. McClenagan       May 1, 1997             869       17.250           (C)
R.D. McClenagan       May 1, 1997             130           --           (D)
J.R. Mothershed       May 1, 1997             695       17.250           (C)
J.R. Mothershed       May 1, 1997             104           --           (D)
M.S. Ingram           May 1, 1997             695       17.250           (C)
M.S. Ingram           May 1, 1997             104           --           (D)
M.S. Ingram           May 1, 1997             627       19.875        Sold Stock
Ruby Tuesday, Inc.    May 1, 1997           4,264       17.250           (A)

--------
(A) Shares surrendered by optionees in payment of the exercise of options previously granted pursuant to various Company stock option plans.
(B) Shares purchased from the Company pursuant to the Company's Executive Stock Option program.
(C) Shares purchased from the Company pursuant to the Company's Management Stock Option program. Upon meeting certain Company financial goals, eligible individuals may purchase Company stock pursuant to such program.
(D) Upon the purchase of the Shares in (C) above, eligible individuals receive additional Shares in an amount equal to 15% of the Shares so purchased in accordance with the terms of the Company's Management Stock Option program.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each tendering shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                              The Depositary is:
                       HARRIS TRUST COMPANY OF NEW YORK

       By Hand:              By Overnight Courier:            By Mail:
    Receive Window        77 Water Street, 4th Floor     Wall Street Station
 77 Water Street, 5th      New York, New York 10005         P.O. Box 1023
         Floor                                           New York, New York
  New York, New York                                         10268-1023
         10005

                               Other Information

            By Facsimile:                     For information call collect:
           (212) 701-7636                            (212) 701-7624
           (212) 701-7640
        Confirm by telephone
           (212) 701-7624

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Dealer Manager or the Information Agent at their respective address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                           The Information Agent is:
                             D.F. KING & CO., INC.

                                77 Water Street
                                  20th Floor
                              New York, NY 10005
                                (800) 578-5378

                            The Dealer Manager is:
                         WHEAT, FIRST SECURITIES, INC.

                     Corporate Equity Services, 3rd Floor
                             901 East Byrd Street
                              Richmond, VA 23219
                               1 (800) 999-4328